      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 1996

                                                 REGISTRATION NO. ___-_____

==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                             --------------------

                                   FORM S-3
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                      ARRIS PHARMACEUTICAL CORPORATION
            (Exact name of Registrant as specified in its charter)
                                  DELAWARE
                         (State or other jurisdiction
                       of incorporation or organization)
                                 22-2969941
                             (I.R.S. Employer
                           Identification Number)

                             --------------------

                           385 OYSTER POINT BOULEVARD
                      SOUTH SAN FRANCISCO, CALIFORNIA 94080
                                 (415) 829-1000
                 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             --------------------

                               DANIEL H. PETREE
EXECUTIVE VICE PRESIDENT, CORPORATION DEVELOPMENT AND CHIEF FINANCIAL OFFICER
                        ARRIS PHARMACEUTICAL CORPORATION
                       385 OYSTER POINT BOULEVARD, SUITE 3
                      SOUTH SAN FRANCISCO, CALIFORNIA 94080
                               (415) 829-1000
             (Name, address, including zip code, and telephone number,
                     including area code, of agent for service)

                             --------------------

                                   COPIES TO:

                            MICHAEL R. JACOBSON, ESQ.
                     COOLEY GODWARD CASTRO HUDDLESON & TATUM
                              FIVE PALO ALTO SQUARE
                           PALO ALTO, CALIFORNIA 94306
                                 (415) 843-5000
                               FAX (415) 857-0663
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------------------------------
TITLE OF EACH                AMOUNT TO      PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
CLASS OF                     BE             OFFERING PRICE      AGGREGATE OFFERING     REGISTRATION FEE
SECURITIES TO                REGISTERED     PER SHARE(1)        PRICE(1)
BE REGISTERED
- --------------------------------------------------------------------------------------------------------
Common Stock
$0.001 par value. . . . . . 161,418 shares      $11.32           $1,827,251.80            $630.09
- --------------------------------------------------------------------------------------------------------

(1) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Company's Common Stock as reported on the Nasdaq National Market on July 26, 1996.

                             --------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
==============================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 31, 1996

PROSPECTUS

                                 161,418 SHARES

                        ARRIS PHARMACEUTICAL CORPORATION

                                  COMMON STOCK

                               ___________________

     This Prospectus relates to 161,418 shares of Arris Pharmaceutical Corporation ("Arris" or the "Company") Common Stock, par value $.001 (the "Common Stock"), which are being offered and sold by certain stockholders of the Company (the "Selling Stockholders"). The Selling Stockholders, directly or through agents, broker-dealers or underwriters, may sell the Common Stock offered hereby from time to time on terms to be determined at the time of sale, in transactions on the Nasdaq National Market or in privately negotiated transactions or in a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal or both (which compensation to a particular broker-dealer may be in excess of customary commissions). The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution."

     The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "ARRS." The last reported sales price of the Company's Common Stock on the Nasdaq National Market on July 26, 1996 was $11.13 per share.
                              ____________________

THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK FACTORS"
BEGINNING ON PAGE 3 OF THIS PROSPECTUS
                              _____________________

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                  CRIMINAL OFFENSE.

     No underwriting commissions or discounts will be paid by the Company in connection with this offering. Expenses payable by the Company in connection with this offering are estimated to be $55,000. The aggregate proceeds to the Selling Stockholders from the Common Stock will be the purchase price of the Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. See "Plan of Distribution."

     The Selling Stockholders and any agents, broker-dealers or underwriters that participate in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Act. The Company has agreed to indemnify the Selling Stockholders and certain other persons against certain liabilities, including liabilities under the Act.

                                  July 31, 1996

                              AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock of the Company traded on the Nasdaq National Market and reports and other information concerning the Company may be inspected at the offices of The National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                             ADDITIONAL INFORMATION

     A registration statement on Form S-3 with respect to the Common Stock offered hereby (the "Registration Statement") has been filed with the Commission under the Act. This Prospectus does not contain all of the information contained in such Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus regarding the contents of any contract or any other documents are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement, including exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, Washington, D.C., 20549, upon payment of the prescribed fees.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are by this reference incorporated in and made a part of this Prospectus:

     (1) The Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (including all material incorporated by reference therein);

     (2) The Quarterly Report on Form 10-Q, as amended, for the quarter ended March 31, 1996;

     (3) The Current Report on Form 8-K filed on January 5, 1996, as amended on February 5, 1996; and

     (4) The description of the Company's Common Stock set forth in the Company's Registration Statement on Form 8-A filed with the Commission on November 4, 1993.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner to whom this Prospectus is delivered, upon a written or oral request to Arris Pharmaceutical Corporation, Attention: Daniel H. Petree, Executive Vice President, Corporation Development and Chief Financial Officer, 385 Oyster Point Boulevard, Suite 3, South San Francisco, California 94080, telephone number (415) 829-1000.

                             --------------------

     Arris-Registered Trademark- is a registered service mark, and Khepri-TM- and Delta Technology-TM- are trademarks of the Company. This Prospectus also contains trademarks of companies other than the Company.


                                      2.

                                  RISK FACTORS


     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING ANY SHARES OF THE COMMON STOCK OFFERED HEREBY.

EARLY STAGE OF PRODUCT DEVELOPMENT; TECHNOLOGICAL UNCERTAINTY

     All of the Company's potential products are in an early stage of development, and no revenues have been generated from the sale of such products. To achieve profitable operations, the Company, alone or with collaborators, must successfully develop, manufacture, introduce and market its potential products. The time necessary to achieve market success for any individual product is long and uncertain. Most of the compounds currently under development by the Company will require significant additional research, development and preclinical testing, and all compounds currently under development will require extensive clinical testing prior to commercialization. To date, the Company has not requested or received regulatory clearance for any potential product from the United States Food and Drug Administration ("FDA") or any other regulatory body. The development of new pharmaceutical products is highly uncertain and subject to a number of significant risks. Products that appear to be promising at early stages of development may not reach the market for a number of reasons. Such products may be found to be ineffective or cause harmful side effects during preclinical testing or clinical trials, may fail to receive necessary regulatory clearance, may be difficult to manufacture on a large scale, may be uneconomical, may fail to achieve market acceptance or may be precluded from commercialization by proprietary rights of third parties. The Company's first clinical compound, APC 366, has not been proven to be safe and effective in humans. In addition, a significant portion of the Company's receptor-based research program is based on the Company's belief that small molecule therapeutics have the potential to replace naturally occurring hormones in causing dimerization of receptor subunits, thereby causing cell signaling. This concept has not been proven to have a therapeutic effect. There can be no assurance that the Company's research or product development efforts or those of its collaborators will be successfully completed or that interim milestones will be achieved, that the products currently under development will be successfully made into drugs, that required regulatory clearance can be obtained, that products can be manufactured in adequate quantities at an acceptable cost and with appropriate quality or that any approved products can be successfully marketed or achieve customer acceptance. Commercial availability of any Arris products is not expected for a number of years, if at all.

DEPENDENCE ON COLLABORATIVE RELATIONSHIPS

     The Company's strategy for the development, clinical testing, manufacturing and commercialization of certain of its potential products includes entering into collaborations with corporate partners, licensors, licensees and others. To date, the Company has entered into significant collaborations with Bayer AG ("Bayer"), Pharmacia & Upjohn, Inc. ("Pharmacia & Upjohn"), Amgen Inc. ("Amgen") and SmithKline Beecham Corporation ("SmithKline"). Substantially all of the Company's revenues to date have resulted from such collaborations, and the Company is dependent on the activities of its collaborators with respect to the eventual commercialization of the potential products subject to such collaborations.

     The Company's collaborators are entitled to determine which potential products, if any, are to be commercialized under the collaborations. The Bayer collaboration provides that research and development expenses related to the Company's first clinical compound, APC 366, will be borne by the Company, at least through Phase IIa clinical trials. Thereafter, if Bayer does not elect to develop APC 366, the Company could elect to do so at its own expense. However, the Company would not be able to commercialize APC 366 without Bayer's consent.

     The amount and timing of resources to be devoted to research, development, eventual clinical trials and commercialization activities by the collaborators are not within the control of the Company. There can be no assurance that such partners will perform their obligations as expected or that the Company will derive additional revenue from such arrangements beyond the minimum contractual commitments. Moreover, the collaboration agreements may be terminated under certain circumstances, including failure by the Company to perform under the terms of such agreements. The Company's collaboration with Bayer for tryptase and chymase inhibitors and with Pharmacia & Upjohn for clotting enzymes expire in November 1999 and September 2000, respectively, but may be terminated at the discretion of the collaborator in November 1997 and September 1998, respectively. The Company's collaborations with Pharmacia & Upjohn for hGH and with Amgen for EPO expire in April 1997 and February 1997, respectively. The agreement with SmithKline for exploration of the application of the Company's proprietary Delta Technology to intracellular antiviral protease targets incorporates an initial proof-of-concept phase expiring in June 1997 which, assuming success in the proof-of-concept phase, would be followed by a research and development collaboration expiring in June 1999. The inability of the Company to renew any of these collaborations may have a material adverse effect on the Company's business, financial condition and results of operations.

     If any of the Company's collaborators breach or elect to terminate their agreements with the Company or otherwise fail to conduct their collaborative activities in a timely manner, the development or commercialization of potential products or research programs may be delayed, and the Company may be required to devote additional resources to product development and commercialization, or to terminate certain development programs. There can


                                      3.

be no assurance that disputes will not arise in the future with respect to the ownership of rights to any technology developed with third parties. These and other possible disagreements between collaborators and the Company could lead to delays in the achievement of milestones or receipt of payments therefor, collaborative research, development and commercialization of certain potential products or could require or result in litigation or arbitration, which could be time-consuming and expensive and would have a material adverse effect on the Company's business, financial condition and results of operations.

     Arris' collaborators in some cases are developing, either alone or with others, products that may compete with the development and marketing of the Company's potential products. In addition, some of these collaborators, such as Amgen, currently derive substantial revenues from products that will compete with the potential products being developed under the collaborations. Accordingly, there can be no assurance that the collaborators will not pursue their existing or alternative technologies in preference to therapeutics being developed in collaboration with the Company. In addition, there can be no assurance that the Company's collaborators will pay any additional option or license fees to the Company or that they will develop and market any potential products under the collaborations.

     There can be no assurance that the Company will be able to negotiate additional collaborations in the future on acceptable terms, if at all, or that any such collaborations will be successful. To the extent that the Company chooses not to or is unable to establish such arrangements, the Company may experience increased capital requirements to undertake research, development and marketing of its potential products at its own expense or may encounter significant delays or termination of such products. In addition, the Company may encounter significant delays in introducing its potential products into certain markets or find that the development, manufacture or sale of its potential products in such markets is adversely affected by the absence of such collaborations.

UNCERTAINTIES RELATED TO CLINICAL TRIALS

     Before obtaining regulatory clearance for the commercial sale of any of its potential products under development, the Company must demonstrate through preclinical studies and clinical trials that the potential product is safe and efficacious for use in humans for each target indication. The results from preclinical studies and early clinical trials may not be predictive of results that will be obtained in large-scale testing, and there can be no assurance that the Company's clinical trials will demonstrate sufficient safety and efficacy necessary to obtain the requisite regulatory clearance or will result in marketable products. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a potential product under development could delay or prevent regulatory approval of the potential product and would have a material adverse effect on the Company's business, financial condition and results of operations.

     Any drug is likely to produce some toxicities or undesirable side effects in animals and in humans when administered at sufficiently high doses and/or for sufficiently long periods of time. There can be no assurance that unacceptable toxicities or side effects will not occur at any dose level at any time in the course of toxicological studies or of clinical trials of the Company's potential products. The appearance of any such unacceptable toxicities or side effects in toxicology studies or in clinical trials could cause the Company or regulatory authorities to interrupt, limit, delay or abort the development of any of the Company's potential products and could ultimately prevent their clearance by the FDA or foreign regulatory authorities for any or all targeted indications. Even after being cleared by the FDA or foreign regulatory authorities, a product may later be shown to be unsafe or to not have its purported effect, thereby preventing widespread use or requiring withdrawal from the market. There can be no assurance that any potential products under development by the Company will be safe or effective when administered to patients.

     The rate of completion of the Company's clinical trials is dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment may result in increased costs, delays or termination of clinical trials, which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to submit a new drug application as scheduled if clinical trials are completed, or that any such application will be reviewed and cleared by the FDA in a timely manner, or at all.

     The Company currently has one compound, APC 366, in Phase IIa clinical trials in the United Kingdom. There can be no assurance that the Company will be able to complete these or other clinical trials of APC 366 successfully, or at all, or that other drug candidates entering clinical trials, if any, will successfully complete such trials, or that the Company will be able to demonstrate the safety and efficacy of such drug candidates. Clinical trial results that show insufficient safety or efficacy would have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTY OF PATENTS AND PROPRIETARY RIGHTS

     The Company's success will depend in large part on its ability to obtain patents, maintain trade secrets and operate without infringing on the proprietary rights of others, both in the United States and in other countries. The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions, and therefore the breadth of claims allowed in biotechnology and pharmaceutical patents or


                                      4.

their enforceability cannot be predicted. There can be no assurance that any of the Company's patents, if issued, will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to the Company.

     The commercial success of the Company also will depend, in part, on the Company not infringing patents issued to others and not breaching the technology licenses upon which any of the Company's potential products are based. A number of pharmaceutical companies, biotechnology companies, universities and research institutions have filed patent applications or received patents in the areas of the Company's programs. In addition, patent applications relating to the Company's potential products or technology, including the area of dimerization, may currently be pending. Some of these applications or patents may limit or preclude the Company's applications, or conflict in certain respects with claims made under the Company's patents, if issued. Furthermore, the Company in the past has been, and may from time to time in the future be, notified of claims that the Company may be infringing patents or other intellectual property rights owned by third parties. The Company has obtained one license under a patent, and if necessary or desirable the Company may seek additional licenses under other patents or intellectual property rights. The Company's breach of an existing license or failure to obtain a license to technology required to commercialize its potential products could have a material adverse impact on the Company business, financial condition or results of operations. Litigation, which could result in substantial costs to the Company, also may be necessary to enforce any patents issued to the Company or to determine the scope and validity of third-party proprietary rights. If competitors of the Company prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the Patent and Trademark Office ("PTO") to determine priority of invention, which could result in substantial cost to the Company, even if the eventual outcome is favorable to the Company. An adverse outcome could subject the Company to significant liabilities to third parties and require the Company to license disputed rights from third parties or to cease using such technology.

     The Company also relies on trade secrets to protect its technology, especially where patent protection is not believed to be appropriate or obtainable. The Company protects its proprietary technology and processes, in part, by confidentiality agreements with its employees, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

     The Company has experienced significant operating losses since its inception. As of March 31, 1996, the Company had an accumulated deficit of approximately $ 58.4 million. The Company has not generated revenues from any products and expects that it will incur significant operating losses over at least the next several years as its research and development efforts and preclinical and clinical testing activities expand. The Company expects research and development expenses to increase significantly in the future, especially in light of the recent acquisition of Khepri Pharmaceuticals, Inc. ("Khepri"). In addition, as part of the acquisition of Khepri, the Company agreed to pay to former Khepri stockholders, on December 30, 1996, at the Company's option either approximately $6.2 million or 518,701 additional shares of Common Stock, subject to adjustment if the average of the closing sale prices of the Common Stock on the Nasdaq National Market during the ninety trading days ending on December 27, 1996 is less than $10.14 or greater than $13.71. The development of the Company's technology and potential products will require a commitment of substantial funds to conduct the costly and time-consuming research and preclinical and clinical testing activities necessary to develop and optimize such technology and potential products, to bring any such potential products to market and, ultimately, to establish manufacturing and marketing capabilities. The Company's future capital requirements will depend on many factors, including continued scientific progress in the research and development of the Company's technology and drug development programs, the ability of the Company to establish new and maintain existing collaborations with others for drug development and to achieve certain milestones under such collaborations, progress with preclinical and clinical trials, the time and cost involved in obtaining regulatory approvals, the cost involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and the ability to secure effective product commercialization activities and arrangements.

     The Company expects that its existing capital resources, including research and development revenues from existing collaborations, will enable the Company to maintain current and planned operations through 1999. The Company may need to raise substantial additional capital to fund its operations before the end of such period. The Company expects that it will seek such additional funding through new collaborations, or the extension of existing collaborations, or through public or private equity or debt financings. There can be no assurance that additional financing will be available on acceptable terms or at all. If additional funds are raised by issuing equity securities, further dilution to stockholders may result. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its research or development programs or to obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies or products that the Company would otherwise seek to develop or commercialize itself.


                                      5.

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY CLEARANCE

     The manufacturing and marketing of the Company's potential products and its ongoing research and development activities are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against the Company or its potential products.

     Prior to marketing in the United States, any drug developed by the Company must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process implemented by the FDA under the federal Food, Drug and Cosmetic Act. Satisfaction of such regulatory requirements, which includes satisfying the FDA that the product is both safe and effective, typically takes several years or more depending upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Preclinical studies must be conducted in conformance with the FDA's good laboratory practice ("GLP") regulations. Before commencing clinical investigations in humans, the Company must submit to and receive approval from the FDA of an investigational new drug application ("IND"). There can be no assurance that submission of an IND would result in FDA authorization to commence clinical trials. Clinical testing must meet requirements for institutional review board oversight, informed consent and good clinical practice requirements and is subject to continuing FDA oversight. The Company does not have extensive experience in conducting and managing the clinical testing necessary to obtain regulatory approval. Clinical trials may require large numbers of test subjects. Furthermore, the Company or the FDA may suspend clinical trials at any time if it believes that the subjects participating in such trials are being exposed to unacceptable health risks or the FDA finds deficiencies in the IND or the conduct of the investigation. Further, FDA regulations subject sponsors of clinical investigations to numerous regulatory requirements, including, among other requirements, selection of qualified investigators, proper monitoring of the investigations, recordkeeping and record retention, and ensuring that FDA and all investigators are promptly informed of significant new adverse effects or risks with respect to the drug, as well as other ongoing reporting requirements.

     Before receiving FDA approval to market a product, the Company may have to demonstrate that the product is safe and effective on the patient population that will be treated. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory clearance. In addition, delays or rejections may be encountered based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review. Similar delays also may be encountered in foreign countries. There can be no assurance that even after such time and expenditures, regulatory clearance will be obtained for any products developed by the Company. If regulatory clearance of a product is granted, such clearance will be limited to those disease states and conditions for which the product is useful, as demonstrated through clinical studies. Marketing or promoting a drug for an unapproved indication is prohibited. Furthermore, clearance may entail ongoing requirements for postmarketing studies. Even if such regulatory clearance is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections by the FDA. Discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including costly recalls or even withdrawal of the product from the market. There can be no assurance that any compound developed by the Company alone or in conjunction with others will prove to be safe and efficacious in clinical trials and will meet all of the applicable regulatory requirements needed to receive marketing approval.

     Outside the United States, the Company's ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from country to country. At present, foreign marketing authorizations are applied for at a national level, although within the European Community ("EC") certain registration procedures are available to companies wishing to market a product in more than one EC member state. If the regulatory authority is satisfied that adequate evidence of safety, quality and efficacy has been presented, a marketing authorization will be granted. This foreign regulatory approval process includes all of the risks associated with FDA clearance set forth above.

NEED TO ATTRACT AND RETAIN KEY EMPLOYEES AND CONSULTANTS

     The Company is highly dependent on the principal members of its scientific and management staff. Retaining and attracting qualified personnel, consultants and advisors is critical to the Company's success.

     To pursue its product research and development plans, the Company will be required, and currently is seeking, to hire additional qualified scientific personnel to perform research and development. Expansion in product development and clinical testing also is expected to require the addition of management personnel and the development of additional expertise by existing management personnel. The Company faces intense competition for qualified individuals from numerous pharmaceutical and biotechnology companies, universities and other research institutions. There can be no assurance that the Company will be able to attract and retain such individuals on acceptable terms or at all.

     The Company's academic collaborators are not employees of the Company. As a result, the Company has limited control over their activities and can expect that only limited amounts of their time will be dedicated to the


                                      6.

activities of the Company. The Company's academic collaborators may have relationships with other commercial entities, some of which could compete with the Company.

INTENSE COMPETITION; RAPID TECHNOLOGICAL CHANGE

     The pharmaceutical industry is intensely competitive. Many companies, including biotechnology, chemical and pharmaceutical companies, are actively engaged in the research and development of products in the Company's targeted areas. Many of these companies have substantially greater financial, technical and marketing resources than the Company. In addition, some of these companies have considerable experience in preclinical testing, clinical trials and other regulatory approval procedures. Moveover, certain academic institutions, governmental agencies and other research organizations are conducting research in areas in which the Company is working. These institutions are becoming increasingly aware of the commercial value of their findings and are becoming more active in seeking patent protection and licensing arrangements to collect royalties for the use of technology that they have developed. These institutions also may market competitive commercial products on their own or through joint ventures and will compete with the Company in recruiting highly qualified scientific personnel.

     The Company is pursuing areas of product development in which there is a potential for extensive technological innovation in relatively short periods of time. The Company's first clinical compound, APC 366, is in clinical trials in the United Kingdom for the treatment of asthma. Currently, Schering-Plough, Astra and Glaxo-Wellcome, among others, produce therapeutics for the treatment of asthma. The Company's competitors may succeed in developing technologies or products that are more effective than those of the Company. Rapid technological change or developments by others may result in the Company's technology or potential products becoming obsolete or noncompetitive. There can be no assurance that the Company's competitors will not develop more efficacious or more affordable products, or achieve earlier product development completion, patent protection, regulatory approval or product commercialization than the Company.

LACK OF MANUFACTURING EXPERIENCE; RELIANCE ON CONTRACT MANUFACTURERS

     The Company has no manufacturing facilities. The Company's potential products have never been manufactured on a commercial scale. Furthermore, the Company must rely on its collaborators, such as Bayer, Pharmacia & Upjohn, Amgen and SmithKline, to manufacture potential products created by the collaborations. Although the Company believes that it, or its collaborators or contract manufacturers, will be able to manufacture its compounds in a commercially viable manner, there can be no assurance that such compounds can be manufactured at a cost or in quantities necessary to make them commercially viable. If the Company and its collaborators are unable to manufacture or contract with others for a sufficient supply of its compounds on acceptable terms, or if they should encounter delays or difficulties in their relationships with third party manufacturers, the Company's preclinical and clinical testing schedule would be delayed, resulting in delay in the submission of products for regulatory approval or the market introduction and subsequent sales of such products, which would have a material adverse effect on the Company. Moreover, the Company and its collaborators and contract manufacturers must adhere to current good manufacturing practices ("GMP") regulations enforced by the FDA through its facilities inspection program. If these facilities cannot pass a pre-approval plant inspection, the FDA pre-market approval of the products will not be granted.

LACK OF MARKETING EXPERIENCE; DEPENDENCE ON THIRD PARTIES

     The Company currently has no sales, marketing or distribution capability. The Company will rely on its collaborative relationships, such as those with Bayer, Pharmacia & Upjohn, Amgen and SmithKline, to market certain of its potential products, may enter into future collaborations by which the Company will come to rely on the collaborators to market its products, and may decide to market other potential products directly. To market any of its potential products directly, the Company must develop a marketing and sales force with technical expertise and with supporting distribution capability. There can be no assurance that the Company will be able to establish in-house sales and distribution capabilities or relationships with third parties, or that it will be successful in gaining market acceptance for its potential products. Under its existing collaborations, and to the extent that the Company enters into future co-promotion or other licensing arrangements, any revenues received by the Company under those collaborations will depend upon the efforts of third parties, and there can be no assurance that such efforts will be successful.

NO ASSURANCE OF MARKET ACCEPTANCE

     There can be no assurance that, if cleared for marketing, any of the Company's potential products will achieve market acceptance. The degree of market acceptance will depend upon a number of factors, including the receipt of regulatory approvals, the establishment and demonstration in the medical community of the clinical efficacy and safety of the Company's product candidates and their potential advantages over existing treatment methods and reimbursement policies of government and third-party payors. There is no assurance that physicians, patients, payors or the medical community in general will accept and utilize any products that may be developed by the Company.


                                      7.

UNCERTAINTY OF PHARMACEUTICAL PRICING AND REIMBURSEMENT

     The business and financial condition of pharmaceutical and biotechnology companies will continue to be affected by the efforts of governmental and third-party payors to contain or reduce the cost of health care. In certain foreign markets pricing or profitability on prescription pharmaceuticals is subject to governmental control. In the United States there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar governmental control. In addition, an increasing emphasis on managed care in the United States has and will continue to increase the pressure on pharmaceutical pricing. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted or the effect such proposals or managed care efforts may have on its business, the announcement of such proposals or efforts could have a material adverse effect on the Company's ability to raise capital, and the adoption of such proposals or efforts could have a material adverse effect on the Company's business and financial condition. Further, to the extent that such proposals or efforts have a material adverse effect on other pharmaceutical companies that are prospective collaborators with the Company, the Company's ability to establish a strategic alliance may be adversely affected. In addition, in both domestic and foreign markets, sales of the Company's potential products will depend in part on the availability of reimbursement from third-party payors on such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance that the Company's potential products will be considered cost-effective or that adequate third-party reimbursement will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product development.

RISKS OF PRODUCT LIABILITY; UNCERTAIN AVAILABILITY OF INSURANCE

     The use of any of the Company's potential products in clinical trials and the sale of any approved products, including the testing and commercialization of APC 366, may expose the Company to liability claims resulting from the use of such products. These claims might be made directly by consumers, pharmaceutical companies or others. The Company maintains product liability insurance coverage for claims arising from the use of its products. However, coverage is becoming increasingly expensive. No assurance can be given that the Company will be able to maintain insurance or, if maintained, that insurance can be acquired at a reasonable cost or in sufficient amounts to protect the Company against losses due to liability. There can be no assurance that the Company will be able to obtain commercially reasonable product liability insurance for any product approved for marketing in the future or that insurance coverage and the resources of the Company would be sufficient to satisfy any liability resulting from product liability claims. A successful product liability claim or series of claims brought against the Company could have a material adverse effect on its business, financial condition and results of operations.

HAZARDOUS MATERIALS

     The Company's research and development programs involve the controlled use of hazardous materials, chemicals and various radioactive compounds. The Company may incur substantial costs to comply with environmental regulations if the Company develops manufacturing capacity. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability which could have a material adverse effect on the Company's business, financial condition and results of operations.

ANTI-TAKEOVER PROVISIONS

     The Company's Certificate of Incorporation and Bylaws require that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent. Special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board or the President of the Company. These and other charter provisions may discourage certain types of transactions involving an actual or potential change in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of the stockholders to approve transactions they may deem to be in their best interests. In addition, the Board of Directors has the authority, without action by the stockholders, to fix the rights and preferences of and to issue shares of Preferred Stock, which also may have the effect of delaying or preventing a change in control of the Company.

PRICE VOLATILITY IN PUBLIC MARKET

     The Company's Common Stock currently trades on the Nasdaq National Market. The securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market prices of the common stock of many publicly traded biopharmaceutical companies have in the past been, and can in the future be expected to be, especially volatile. Announcements of technological innovations or new products of the Company or its competitors, developments or disputes concerning patents or proprietary rights, publicity regarding actual or potential medical results relating to products under development by the Company or its competitors, regulatory developments in both the U.S. and foreign countries, public concern as to the safety of biopharmaceutical products and economic and other external factors, as well as period-to-period fluctuations in the Company's operating and product development results, may have a significant impact on the market price of the Company's Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

     Substantially all of the Company's shares are eligible for sale in the public market. An aggregate of 1,050,000 shares cannot be sold until January 1997 pursuant to contractual limitations entered into in connection with the acquisition of Khepri. In addition, as part of the acquisition of Khepri, the Company agreed to pay to former Khepri stockholders, on December 30, 1996, at the Company's option either approximately $6.2 million or 518,701 additional shares of Common Stock, subject to adjustment if the average of the closing sale prices of the Common Stock on the Nasdaq National Market during the ninety trading days ending on December 27, 1996 is less than $10.14 or greater than $13.71. If such additional shares are issued they may be traded immediately.

ABSENCE OF DIVIDENDS; DILUTION; ACQUISITION OF KHEPRI

     The Company has not paid any cash dividends since its inception and does not intend to pay any cash dividends in the foreseeable future. The public offering price is substantially higher than the book value per share of the outstanding Common Stock. Investors purchasing shares of Common Stock in this offering will therefore incur immediate, substantial dilution. In addition, dilution will occur upon the exercise of outstanding stock options and warrants of the Company and may occur upon future equity financings of the Company. Furthermore, in connection with acquisition of Khepri, the Company may issue an additional 518,701 shares of Common Stock to the former Khepri stockholders, subject to adjustment, which would result in further dilution to purchasers in the offering.

                                   THE COMPANY

     Arris Pharmaceutical uses an integrated drug discovery approach combining structure-based drug design, combinatorial chemistry and its proprietary Delta Technology to discover and develop small molecule therapeutics for existing markets where available therapies have significant limitations. Arris' product development programs include: protease-based discovery programs targeting the inhibition of enzymes implicated in inflammatory and certain other diseases such as asthma, blood clotting disorders, arthritis, osteoporosis, cancer and various infectious disease; and receptor-based discovery programs, including those designed to discover small molecule drugs that mimic therapeutically important proteins, such as erythropoietin, human growth hormone, granulocyte colony stimulating factors and thrombopoietin, and research programs to develop drugs that modulate the activity of receptors involved in diseases such as cancer and diabetes.

     Arris Pharmaceutical Corporation was incorporated in Delaware in April 1989. The Company's executive offices are located at 385 Oyster Point Boulevard, Suite 3, South San Francisco, California 94080, and its telephone number is (415) 829-1000. Unless the context otherwise requires, references to "Arris" or "the Company" refer to Arris Pharmaceutical Corporation, a Delaware corporation and its wholly-owned subsidiaries, Arris Protease, Inc. and Arris Pharmaceuticals Canada, Inc.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders in the offering.

                                 DIVIDEND POLICY

     Arris has never paid any cash dividends on its Common Stock. The Company presently intends to retain any earnings for use in its business and therefore does not anticipate paying cash dividends in the foreseeable future.

                               SELLING STOCKHOLDERS

     The following table sets forth the names of the Selling Stockholders, the number of shares of Common Stock owned beneficially by each of them as of July 15, 1996 and the number of shares which may be offered pursuant to this Prospectus. This information is based upon information provided by the Selling Stockholders. The Selling Stockholders may sell all, some or none of their Common Stock being offered.


                                            SHARES BENEFICIALLY                               SHARES BENEFICIALLY
                                             OWNED PRIOR TO                 NUMBER                 OWNED AFTER
                                              OFFERING(1)                  OF SHARES             OFFERING(1)(3)
                                       ------------------------------        BEING          --------------------------------
       NAME                              NUMBER           PERCENT(2)        OFFERED          NUMBER             PERCENT(2)
- ---------------------------            ----------        ------------    -------------      ---------         -------------
Sofinov Societe Financiere
D'Innovation Inc.(4)                    80,709(5)              *             80,709             0                    *

Societe Innovatech du
Grand Montreal(4)                       80,709(5)              *             80,709             0                    *


- --------------

*    Less than one percent.

(1) Unless otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable.

(2) Applicable percentage of ownership is based on 14,016,236 shares of Common Stock outstanding on July 15, 1996.

(3)  Assumes the sale of all shares offered hereby.

(4) Until the completion of the exchange for the Company's Common Stock, each of the selling stockholders holds 632,211 Class B shares of the Canadian subsidiary of Khepri and has a representative on such entity's five person board of directors.

(5) Shares to be issued prior to this offering pursuant to certain contractual exchange rights granted in connection with the acquisition of Khepri. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

     In connection with the acquisition of Khepri Pharmaceuticals, Inc. ("Khepri"), Arris entered into amendments to existing agreements relating to a Canadian subsidiary of Khepri ("Khepri Canada"), of which Khepri held 50% of the voting stock and two Canadian investors the remainder. Pursuant to the Khepri Canada Agreements, defined below, in June 1996, the Company terminated the parties' obligation to make additional equity investment in Khepri Canada. The Canadian investors then exercised their right to exchange all of their shares of Khepri Canada stock for an aggregate of 161,418 shares of Arris Common Stock and to have the Company file a registration statement registering such shares.

     Specifically, the Company is registering the shares of Common Stock offered by the Selling Stockholders hereunder pursuant to contractual registration rights contained in the Subscription Agreement among Khepri, Khepri Canada, the Selling Stockholders hereunder dated as of March 24, 1995, as amended by the Agreement and First Amendment to Subscription Agreement among Khepri, Khepri Canada, the Selling Stockholders hereunder and Arris dated as of November 7, 1995, and the Stock Exchange Agreement among Khepri and the Selling Stockholders hereunder dated March 24, 1995, as amended by the First Amendment to Stock Exchange Agreement among Khepri, the Selling Stockholders hereunder and Arris dated November 7, 1995 (the "Khepri Canada Agreements"). Sales may be made by the Selling Stockholders or their successors in interest on the Nasdaq National Market or in private transactions or in a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders and any persons who participate in the distribution of the Common Stock offered hereby may be deemed to be underwriters within the meaning of the Act, and any discounts, commissions or concessions received by them and any provided pursuant to the sale of shares by them might be deemed to be underwriting discounts and commissions under the Act.

     In order to comply with the securities laws of certain states, if applicable, the Common Stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The Company has agreed in the Khepri Canada Agreements to register the shares of Arris Common Stock received by the Selling Stockholders under applicable Federal and state securities laws under certain circumstances and at certain times. Pursuant to such agreements, the Company has filed a registration statement related to the shares offered hereby and has agreed to keep such registration statement effective until the earliest of (i) one hundred twenty (120) days after the effective date of the registration statement relating to the shares offered hereby, or (ii) the sale of all the securities registered thereunder. The Company will pay substantially all of the expenses incident to the offering and sale of the Common Stock to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions and discounts), are estimated to be $55,000. The Company and the Selling Stockholders have agreed to cross-indemnification to the extent permitted by law, for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of any registration of the Common Stock.

                                  LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward Castro Huddleson & Tatum, Palo Alto, California. As of the date of this Prospectus, Cooley Godward and certain members of Cooley Godward beneficially owned an aggregate of approximately 13,000 shares of Common Stock. In addition, Alan C. Mendelson, a partner of Cooley Godward, is the Secretary of Arris.

                                  EXPERTS

     The consolidated financial statements of Arris Pharmaceutical Corporation as December 31, 1995 and 1994 and for the three years ended December 31, 1995 incorporated by reference herein, and the financial statements of Khepri Pharmaceuticals, Inc. at December 31, 1994 and 1993 and for the period from inception (April 24, 1992) to December 31, 1992 and the two years ended December 31, 1994 also incorporated by reference herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein. Such financial statements of Arris and Khepri are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                           ----------------------

No dealer, salesman or other                              ----------------
person has been authorized to
give any information or to                                    161,418
make any representations other
than those contained in this                                 Common Stock
Prospectus and, if given or
made, such other information                             ARRIS PHARMACEUTICAL
and representations must not                                 CORPORATION
be relied upon as having been
authorized by the Company.
This Prospectus does not
constitute an offer or
solicitation by anyone in any
state in which such offer or
solicitation is not
authorized, or in which the
person making such offer or
solicitation is not qualified
to do so, or to any person to
whom it is unlawful to make
such offer or solicitation.
The delivery of this
Prospectus at any time does
not imply that the information
herein is correct as of any
time subsequent to the date
hereof.

                                                            ---------------
              TABLE OF CONTENTS

                                    Page                       PROSPECTUS

Available Information  . . . . . . . . 2
Additional Information . . . . . . . . 2                     --------------
Incorporation of Certain
Documents by Reference . . . . . . . . 2
Risk Factors . . . . . . . . . . . . . 3
The Company. . . . . . . . . . . . . . 9
Use of Proceeds. . . . . . . . . . . . 9
Dividend Policy. . . . . . . . . . . . 9                      July 31, 1996
Selling Stockholders . . . . . . . . . 9
Plan of Distribution . . . . . . . . .11
Legal Matters. . . . . . . . . . . . .11
Experts  . . . . . . . . . . . . . . .11


             -------------

PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee.

           Registration fee..................   $       630.07
           Legal fees and expenses...........        35,000.00
           Accounting Fees and Expenses......        15,000.00
           Miscellaneous.....................         4,369.93
                                                --------------
               Total.........................   $    55,000.00
                                                --------------
                                                --------------

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws also provide that the Registrant will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent not prohibited by Delaware law.

     The Registrant's Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such an injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemption that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

ITEM 16.  EXHIBITS

     5.1       Opinion of Cooley Godward Castro Huddleson & Tatum

     10.1 Collaborative Research and License Agreement between SmithKline Beecham Corporation and Arris Pharmaceutical Corporation, dated June 27, 1996. (1)

     10.2 Loan and Security Agreement between Registrant and Silicon Valley Bank dated as of March 29, 1996.

     23.1      Consent of Ernst & Young LLP, Independent Auditors

     23.2      Consent of Ernst & Young LLP, Independent Auditors

     23.3 Consent of Cooley Godward Castro Huddleson & Tatum. Reference is made to Exhibit 5.1.

     24.1      Power of Attorney (see page II-4).
- ---------------------
(1) Portions omitted pursuant to a request for confidentiality filed separately with the Commission.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.
                                       II-2

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco City, County of San Francisco, State of California, on the ____ day of July, 1996.

                                   ARRIS PHARMACEUTICAL CORPORATION



                                   By /s/Daniel H. Petree
                                      -------------------
                                      Daniel H. Petree
                                       Executive Vice President, Corporate
                                       Development and Chief Financial Officer






                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John P. Walker and Daniel H. Petree, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



       Signature                 Title                                   Date
       ---------                 -----                                   -----
/s/John P. Walker                Chief Executive Officer                 July 31, 1996
- ----------------------------     President, Chairman of the
  John P. Walker                 Board and Director
                                 (Principal Executive
                                 Officer

/s/Daniel H. Petree              Executive Vice President, Corporate     July 31, 1996
- ----------------------------     President, Chairman of the
  Daniel H. Petree               Board and Director
                                 (Principal Executive
                                 Officer


/s/Brook H. Byers                Director                                July 31, 1996
- ----------------------------
  Brook H. Byers


/s/Anthony B. Evnin              Director                                July 31, 1996
- ----------------------------
  Anthony B. Evnin


/s/Vaughn M. Kailian             Director                                July 31, 1996
- ----------------------------
  Vaughn M. Kailian


/s/Michael J. Ross               Director                                July 31, 1996
- ----------------------------
  Michael J. Ross


                                 Director                                July 31, 1996
- ----------------------------
  Hans Sivertsson



                                  EXHIBIT INDEX

Exhibit
Number    Description
- -------   -----------

5.1       Opinion of Cooley Godward Castro Huddleson & Tatum

10.1 Collaborative Research and License Agreement between SmithKline Beecham Corporation and Arris Pharmaceutical Corporation, dated June 27, 1996. (1)

10.2 Loan and Security Agreement between Registrant and Silicon Valley Bank dated as of March 29, 1996.

23.1      Consent of Ernst & Young LLP, Independent Auditors

23.2      Consent of Ernst & Young LLP, Independent Auditors

23.3 Consent of Cooley Godward Castro Huddleson & Tatum. Reference is made to Exhibit 5.1.

24.1      Power of Attorney (see page II-4).
- ----------------------

(1) Portions omitted pursuant to a request for confidentiality filed separately with the Commission.